Exhibit (e)(2)

EXHIBIT A

THIS EXHIBIT A, effective as of October 31, 2011, is Exhibit A to that certain Amended and Restated Underwriting Agreement dated as of July 1, 2010, between HighMark Funds Distributors, Inc. and the HighMark Funds, a Massachusetts business trust.

SERIES

1.	HighMark Balanced Fund
2.	HighMark Bond Fund
3.	HighMark California Intermediate Tax-Free Bond Fund
4.	HighMark Cognitive Value Fund
5.	HighMark Enhanced Growth Fund
6.	HighMark Equity Income Fund
7.	HighMark Geneva Mid Cap Growth Fund
8.	HighMark Geneva Small Cap Growth Fund
9.	HighMark International Opportunities Fund
10.	HighMark Large Cap Core Equity Fund
11.	HighMark Large Cap Growth Fund
12.	HighMark Large Cap Value Fund
13.	HighMark National Intermediate Tax-Free Bond Fund
14.	HighMark NYSE ARCA Tech 100 Index Fund
15.	HighMark Short Term Bond Fund
16.	HighMark Small Cap Core Fund
17.	HighMark Tactical Capital Growth Allocation Fund
18.	HighMark Tactical Growth & Income Allocation Fund
19.	HighMark Value Momentum Fund
20.	HighMark Wisconsin Tax-Exempt Fund
21.	HighMark 100% U. S. Treasury Money Market Fund
22.	HighMark California Tax-Free Money Market Fund
23.	HighMark Treasury Plus Money Market Fund
24.	HighMark Diversified Money Market Fund
25.	HighMark U. S. Government Money Market Fund

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Exhibit A to be executed by their officers designated below effective as of the date and year first above written.

HighMark Funds Distributors, Inc.	HighMark Capital Management, Inc.

By: /s/ Bruno DiStefano	By: /s/ Pamela O’Donnell
Name: Bruno DiStefano	Name: Pamela O’Donnell
Title: VP	Title: VP Fund Admin
Date:	Date: